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                                                                      EXHIBIT 99


                                           CONTACT:  STEVE HALVONIK
                                                     MEDIA
                                                     412-456-3765

                                                     PHIL CONTI
FOR IMMEDIATE RELEASE                                ANALYSTS
                                                     412-553-5863


               EQUITABLE RESOURCES ANNOUNCES EXECUTIVE APPOINTMENT

     PITTSBURGH, PA (August 21) - Equitable Resources (NYSE: EQT) today announced that its Board of Directors has appointed Philip P. Conti to the position of Vice President, Finance and Treasurer for Equitable Resources.

     Mr. Conti joined Equitable Resources in 1996 as Assistant Treasurer, Finance. He was later promoted to Director of Planning and Development, and led Equitable's acquisition of Statoil's Appalachian natural gas business and the merger of Equitable's Gulf of Mexico exploration and production business into Westport Resources Corporation. In his new position, Mr. Conti will be responsible for all the company's Treasury and Investor Relations activities, while continuing to be responsible for Mergers and Acquisitions. He will continue to report to David L. Porges, Executive Vice President and Chief Financial Officer. Mr. Conti's appointment is effective August 21, 2000.

     Mr. Conti succeeds Jeffrey C. Swoveland who resigned from the position of Vice President, Finance and Treasurer after six years with Equitable Resources. Mr. Swoveland will join BodyMedia, a private Pittsburgh-based technology firm, as its Chief Financial Officer.


Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural-gas production, natural-gas transmission and distribution, and leading-edge energy-management services for customers throughout the United States. The company also has energy-service management projects in selected international markets.


 Equitable Resources' recent news releases are available free of charge by fax through Company News on Call At 1-800-758-5804, ext. 289250, or on the Internet at http://www.eqt.com


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